Exhibit (i)

Reed Smith LLP

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reedsmith.com

June 27, 2014

USCF ETF Trust

c/o USCF Advisers, LLC

1999 Harrison Street, Suite 1530

Oakland, CA 94612

USCF ETF Trust — Stock Split Index Fund

Ladies and Gentlemen:

We have acted as counsel to USCF ETF Trust, a Delaware statutory trust organized in series (the “Trust”) and its Sponsor, USCF Advisers, LLC (the “Sponsor”), in connection with the registration statement filed by the Trust on Form N-1A (File No. 333-196273) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940, relating to the beneficial interests (the “Shares”) in the series of the Trust designated as the Stock Split Index Fund. This opinion is being delivered to you at your request.

As counsel to the Trust and the Sponsor, we have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers acting on behalf of the Trust or the Sponsor as authentic copies of originals, of:

(i)	the Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on, November 8, 2013, and the Amended and Restated Certificate of Trust as filed on June 18, 2014, and certified by the Secretary of State on June 23, 2014 (the “Certificate of Trust”);

(ii)	the Amended and Restated Declaration of Trust, dated as of June 16, 2014, signed by the trustees of the Trust (the “Trust Agreement”);

(iii)	the Certificate of Formation of the Sponsor, as filed with the Secretary of State on June 12, 2013, and certified by the Secretary of State on June 23, 2014;

(iv)	the Limited Liability Company Agreement of the Sponsor, dated June 12, 2013;

(v)	the unanimous written consent of the Board of Trustees of the Trust relating to the authorization, issuance, offer and sale of the Shares pursuant to the Registration Statement;

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MUNICH ¿ ABU DHABI ¿ PRINCETON ¿ NORTHERN VIRGINIA ¿ WILMINGTON ¿ SILICON VALLEY ¿ DUBAI ¿ CENTURY CITY ¿ RICHMOND ¿ GREECE

USCF ETF Trust June 27, 2014 Page 2

(vi)	a form of Authorized Participant Agreement filed as an exhibit to the Registration Statement;

(vii)	a Certificate of Good Standing for the Trust, dated June 23, 2014, obtained from the Secretary of State; and

(viii)	a Certificate of Good Standing for the Sponsor, dated June 23, 2014, obtained from the Secretary of State.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Trust and the Sponsor.

We have relied with your approval upon certificates of public officials and, as to certain factual matters, upon certificates and/or representations of officers and employees of the Trust and the Sponsor.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein below, it is our opinion that issuance of the Shares has been duly authorized, and when the Shares have been delivered to, and the agreed consideration has been fully paid at the time of such delivery by, the purchasers thereof, and the Registration Statement has become effective under the Act and remains effective at the time of the offer or sale of the Shares, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A.	The opinions expressed in this letter are limited to the Limited Liability Company Act and the Statutory Trust Act of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws. We express no opinion with respect to any other laws of the State of Delaware or the laws of any other jurisdiction.

B.	We express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares.

USCF ETF Trust June 27, 2014 Page 3

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the SEC. We also hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder.

Very truly yours,

/s/Reed Smith LLP

RKM/WTC/JMT